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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in the registration statement (Nos. 333-25701 and 333-60611) on Form S-8 and registration statements (Nos. 333-70045 and 333-65980) on Form S-3 of Digital Generation Systems, Inc. of our report dated February 14, 2002, relating to the consolidated balance sheets of Digital Generations System, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Digital Generation Systems, Inc.

                                                       KPMG LLP


Dallas Texas
March 27, 2002